Exhibit No. 2.1

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         This First Amendment to Asset Purchase Agreement is made and entered into as of the 28th day of January, 1999, by, between and among the parties to an Asset Purchase Agreement entered into as of July 2, 1998 (the AAgreement@), and Penn National Gaming, Inc. (APenn@). Defined terms in this First Amendment, except as specifically defined herein, shall have the same meaning as in the Agreement. Buyer, ITB, Sellers and Penn have executed a Fourth Extension Agreement extending the Closing Date to January 28, 1999.

         The parties have agreed to certain modifications to the terms of the transactions.

         NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.       Adjustments to Purchase Price.

(1) Cash Portion of the Purchase Price. The Cash Portion of the Purchase Price set forth in Subsection 6(a)(i) of the Agreement is hereby amended from Thirty-Three Million Dollars ($33,000,000) to Twenty-Three Million Dollars
($23,000,000). In connection with this change, the amount of Buyer=s Senior Financing referred to in Subsection 6(a)(vii) shall be the original principal amount of Thirty-Three Million Dollars ($33,000,000).

(2) Deferred Purchase Price Notes. In lieu of Buyer=s delivery of the $12 Million Note as called for by Subsection 6(a)(ii), Buyer will deliver two promissory notes with an aggregate original principal amount of $23 Million. The notes shall be in the original principal amounts of $22 Million and $1 Million, and in the form of Exhibits A and B attached hereto (the ADeferred Purchase Price Notes@). The $22 Million Deferred Purchase Price Note has been made payable to CSFB at ITB and Sellers direction and is on account of ITB and Sellers obligations to CSFB. In consideration of Buyer=s issuance of this Note, CSFB will credit ITB and Sellers in an amount agreed to among CSFB, ITB and Sellers. The $22 Million Deferred Purchase Price Note shall be secured as provided in the Deferred Purchase Price Mortgage in the form of Exhibit C attached hereto.

(3) Escrow Agreement. The principal payment of the $1 Million Deferred Purchase Price Note shall be directly deposited by Buyer into escrow and held in accordance with the terms of an Escrow Agreement substantially in the form attached as Exhibit D to this First Amendment to Asset Purchase Agreement.

(4)      10 Acre Parcel.
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(1) Acquisition of 10 Acre Parcel. Any additional purchase price for the 10 Acre
Parcel is eliminated, in consideration of the acceleration of the payment of the Purchase Price as set forth above. The 10 Acre Parcel will be transferred to Buyer within thirty (30) days after the payment of the $1 Million Deferred Purchase Price Note and the obtaining of subdivision and other approvals required for the conveyance of the 10 Acre Parcel , whichever is later. To facilitate the obtaining of approvals, at the Closing GSRT will provide GRI=s operating entity, GS Park Racing, LP (AGSPRLP@) with a Power of Attorney which will permit GSPRLP to pursue the approvals in the name of GRST and GSPRLP; provided, however, GSPRLP may not use the Power of Attorney in a manner which will create any burden upon the real estate owned by GSRT which is not part of the 10 Acre Parcel, without GSRT consent, which consent will not be unreasonably withheld; and further provided, however, the provisions of a Memorandum of Conveyance Obligation between GSPRLP and GSRT shall apply to the obtaining of the approvals for the 10 Acre Parcel. A site plan of the 10 Acre Parcel is attached as Exhibit E-1 hereto. In addition, the 10 Acre Parcel will benefit from an easement to permit the use of the existing access to and from Route 70 to be available to the 10 Acre Parcel, and no separate access to Route 70 will be provided for the 10 Acre Parcel. The terms of the easement are attached as Exhibit E-2 hereto.

(2) GSRT Right of First Refusal.  If within three (3) years of the Closing Date:
(A) the entity affiliated with Buyer which acquired the 10 Acre Parcel (AOwner@) receives a bona fide offer to sell the 10 Acre Parcel and intends to accept such offer (AOffer@); (B) an OTB Facility is not then operating on the 10 Acre Parcel; and (C) GSRT owns the contiguous real estate; then Owner shall give GSRT a right of first refusal to acquire the 10 Acre Parcel by the matching of the price and terms of the Offer. To effect the foregoing, Owner shall give GSRT written notice of the Offer, and GSRT will then have fourteen (14) days to match the Offer (AOffering Period@). If GSRT shall not have executed and delivered to Owner a Purchase agreement containing all the terms and conditions of the Offer, including the providing of deposits, by the end of the Offering Period, this right of first refusal shall terminate and be of no further force or effect. GSRT=s purchase agreement shall not be required to contain provisions of the Offer which deal with the purchase of assets or property other than the 10 Acre Parcel and improvements thereon. GSRT=s acceptance must be accompanied by either: (y) an ITB guarantee; or (z) such other security or financial arrangements which demonstrate to Buyer=s reasonable satisfaction that GSRT has the financial ability to consummate the acquisition. In the event GSRT does not exercise its right of first refusal after being offered the opportunity to do so, or if it defaults on its acquisition after exercising its right, the right of first refusal will be eliminated and of no further force and effect. This right of first refusal may not be assigned or transferred by GSRT except to ITB or an affiliate of ITB, which may not further assign or transfer this right.
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2.  Admission of Penn.  Sellers and ITB agree to the  admission of Penn to a 50%
ownership interest in the Joint Venture Entities and the participation of Penn at the Initial and Subsequent Closings. At the Initial Closing, Penn will provide its Contingent Guaranty of the $1 Million Deferred Purchase Price and the Contingent Promissory Notes, which Contingent Guaranty will be effective only upon Penn obtaining approvals necessary to effect the Joint Venture, which approvals are as follows: (i) full and complete New Jersey regulatory approval (including but not limited to approval of the Racing Commission), (ii) HSR Compliance; and (iii) the written consent of a majority of the holders of its $80 Million Senior Notes issued December 17, 1997 to any necessary modification to the Indenture dated December 12, 1997 to permit Penn=s investment in the Joint Venture (the APenn Approvals@). The form of the Penn Contingent Guaranty is attached hereto as Exhibit F. Penn undertakes to use its best efforts to obtain the Penn Approvals by March 1, 1999, or as soon thereafter as possible.

3. Shareholder Approval. ITB represents and warrants that it has obtained the approval of the transaction contemplated by the Agreement as amended herein by shareholders holding more than a majority of the shares of ITB, and that the condition to Closing set forth in Section 13(d) calling for the approval of ITB shareholders has been satisfied.

4.  Fairness  Opinion.  ITB has  selected  the firm of Janney  Montgomery  Scott
(AJMS@) to provide the fairness opinion referred to in Section 13(c) of the Agreement, and JMS has issued its affirmative opinion in draft form. ITB will cause JMS to issue its final opinion three (3) business days following execution of this First Amendment. The selection of JMS is acceptable to Buyer.

5. Fiduciary Out. The fiduciary out contained in Subsection 22(b) of the Agreement shall be of no further force and effect upon the execution of this First Amendment.

6. Lease Rental Payment. The License Agreement set forth as Exhibit D to the Lease Agreement for GSP is hereby eliminated, and GSRT shall not have any right to operate a flea market at GSP. In consideration of this change, the annual rent shall be increased from $100,000 to $300,000.

7. Further Lease  Revisions;  Waiver of Right of First  Refusal;  Covenant.  The
Declaration of Restrictive Covenants set forth as Exhibit C to the Lease Agreement (ACovenant@) is modified to delete the exceptions to the permanent nature of the Covenant by the elimination of subparagraphs (1)(b)(i) and (ii), and subparagraph (1)(c); and to delete the Right of First Refusal set forth in subparagraphs 2(b) and (c).

8. Condition Precedent to $5 Million Contingent Promissory Note; Transfer of Assets Subject to Contingent Notes. The $5 Million Contingent Promissory Note in the form of Exhibit 6(a)(iii)(A) to the Asset Purchase Agreement shall be amended to provide that the right to operate an OTB Facility described in the Note as a Condition Precedent need not be at GSP, and the Condition Precedent will be satisfied if any OTB Facility can be operated by Buyer in Camden County, New Jersey, or elsewhere as a matter of right directly resulting from its holding or having previously held rights to conduct live racing at GSP, including if such rights are maintained by conducting live racing elsewhere than at the Garden State Park Facility on account of licenses to conduct live racing at the Garden State Park Facility, and all licenses, consents, approvals and permits for such OTB Facility are received within three (3) years of Closing.
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9. Purse Accounts.  Within the  Thoroughbred  Purse  Agreement,  there exists an obligation of Sellers in the amount of $45,000 per annum payable in years 1999 and 2000 that relates to a purse under calculation in 1996. In addition, the purse accounts at both GSP and Raceway appear to be underfunded. A good faith estimate of the amount of any under funding as determined by Sellers and approved by Buyer will be credited to Buyer at the Closing. As on thereafter as a final reconciliation of the purse accounts up to the Effective Date can be determined, but not later than 45 days after Closing, any required adjustment will be made in accordance with Subparagraph 4(c) of the Agreement.

10. Liquor License at GSP. In order to continue operations at GSP in the event the present food and beverage service contract is terminated, GSP will require a liquor license. In accordance with Subparagraph 4(a) of the Asset Purchase Agreement, and consistent with the lease arrangement, Buyer is only responsible for payments and costs during its operations of GSP. Therefore, in the event Buyer is required to acquire a liquor license in its name, or the name of its nominee, for the benefit of Buyer=s operations at GSP and/or the OTB Facility at GSP, and Buyer elects to have Seller participate in the acquisition of the liquor license, then Buyer will pay the lesser of $100,000 or the purchase price toward the acquisition of a liquor license for GSP and/or the OTB Facility at GSP, and GSRT will contribute the balance of the costs, if any. Furthermore, if GSRT has participated in the acquisition of the liquor license, and if within three (3) years of the Closing Date, Buyer no longer has a use for the license at GSP and/or the OTB Facility at GSP, GSRT will have the option to acquire the liquor license from Buyer at such time, by reimbursing Buyer the amount Buyer contributed to the acquisition of the liquor license. Seller is presently pursuing the obtaining of a liquor license for GSPRLP. The terms of this Paragraph will apply to this liquor license. Buyer=s obligation to pay $100,000 towards the acquisition of a liquor license is effective only upon Buyer=s obtaining free and clear title to the liquor license in its or its designee=s name. Notwithstanding the foregoing, the liquor license will be subject to a Management Agreement giving Service America Corporation the ability to perform its duties under a Concession Agreement dated November 4, 1983, as amended, and a Phoenix Room Agreement dated November 4, 1983, as amended.

11. Buyer Conditions - CCC. In connection with Subsection 12(b) of the Agreement, Buyer waives as a condition the obtaining of any approval from the New Jersey Casino Control Commission for the simulcast of its races from GSP and Raceway, provided, however, such waiver shall not limit the requirement of obtaining other regulatory approvals as set forth in Subsection 12(b).

12. Raceway Property. At the Closing, Sellers will assign to Buyer any and all third party leases as to which any Seller is a lessor, which leases are set forth in Exhibit J hereto. All real property will be conveyed to Buyer at the Closing.

13. Allocation of Purchase Price. The allocation of the Purchase Price required by Subsection 6(b), is attached hereto as Exhibit K.
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14. Use of Names. The parties agree as follows:

(1) GSRT may retain the use of the name Garden State Race Track, Inc. as its corporate name. Buyer shall have the right to use the name AGarden State Race Track@ so long as it conducts racing or wagering operations at the GSP Facility.

(2) Buyer shall have the exclusive rights to use of the name AGarden State Park@, subject only to GSRT reserving the right to the name AGarden State Park@ to be used for any residential, commercial or retail real estate use on the land owned by it which constitutes GSRT=s presently owned real property and only with Buyer=s prior written approval, which approval shall not be unreasonably withheld.

(3) It is specifically further agreed that Sellers may not use the names Garden State Park or Garden State Race Track in connection with any wagering or gaming operations, horse racing, simulcasting, off-track betting, wagering activities and gambling and gaming of any sort whether on the GSP property or elsewhere within the State of New Jersey.

15.      Environmental Matters.

(1) Unresolved Matters. The parties acknowledge that those matters referred to in Exhibit I remain unresolved and are likely to remain unresolved as of Closing. Each Seller and ITB agrees to undertake its best efforts to resolve such matters at their expense to attain full compliance with all applicable laws, including all Environmental Laws, as defined in the Agreement in Section 10(i)(D), as promptly as possible after the Closing. Each Seller and ITB agrees and acknowledges that:

(1) Continuing Obligations. The matters set forth on Exhibit I are matters which each Seller and ITB has jointly and severally agreed to indemnify Buyer for any costs, expenses, fines, or damages incurred by Buyer relating thereto under
Section 17(a) of the Agreement, Section 12, of the Lease or otherwise;

(2) Preservation of Rights. The provisions of this paragraph, this First Amendment to Agreement, or the Closing contemplated under the Agreement, is not intended to, and shall not waive any of Buyer=s rights with respect to the matters listed on Exhibit I, or any other environmental matter, or change or modify Seller=s respective responsibilities and obligations in any way with respect thereto, and all such rights and obligations shall remain in full force and effect and shall survive the Closing.
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(2) GSP Lease.  On December 4, 1998 the New Jersey  Department of  Environmental
Protection (ANJDEP@) issued to GSRT a New Jersey Pollutant Discharge Elimination System discharge to surface water permit (APermit@). Subject to the provisions of this Subsection 15(b), GSRT agrees to comply in all respects with the terms and conditions of the Permit. The Permit=s effective date is January 1, 1999. The Permit requires that a Stormwater Pollution Preventative Plan (ASPPP@) be developed by June 30, 1999 and implemented by June 30, 2000. GSRT has authorized Buyer to assist it in negotiations with NJDEP regarding the timetable for an SPPP, and the elements of an SPPP. Buyer=s assignee, GSPRLP, which will be the Tenant of GSRT and will operate GSP in accordance with the terms of the Permit, to the extent consistent with normal racing track standards which do not require extra material expense or inconvenience to GSPRLP, but has no obligation for extraordinary expense or structural changes at GSP to comply with the Permit. Buyer recognizes that the potential short term lease of GSP does not justify GSRT making major construction expenditures at GSP to implement an SPPP. Accordingly, to the extent implementation of an SPPP would require expenditures by GSRT in the aggregate over the term of the GSP Lease exceeding $100,000, GSRT shall have the option, by written notice to tenant at least 90 days prior to when construction must commence, to decline to undertake such construction. If GSRT declines to undertake such construction, or at anytime the Permit is not in effect, GSPRLP may, but shall not be obligated to undertake the construction, or at its option, upon 30 days written notice to GSRT, terminate the lease for GSP.

(3) Cooperation. From the date hereof, and continuing so long as the GSP Lease is in effect, GSRT and the tenant shall fully cooperate with one another in connection with environmental matters, including a free exchange of information as to such matters; and, furthermore, ITB, the Sellers and Buyer shall fully cooperate with one another in connection with remediation efforts at Raceway.

16.      Employment Matters.

(1) Assumption of Contracts. At the Closing, Buyer will expressly assume, or cause to be assumed, only the following collective bargaining contracts:

                  Agreements between Freehold Racing Association and Laborer=s Local 472 (AAdmissions and Security Departments@ and AMaintenance Department@): and Agreement between Freehold Racing Association and Teamsters Local 469.

(2) Contract Assumption  Indemnity.  In addition to the indemnity  provisions of
Section 17(b) of the Agreement, Buyer shall indemnify, hold harmless and defend each Seller and ITB from and against any loss incurred or suffered by any Seller or ITB, directly or indirectly, by reason of any and all obligations, duties, liabilities and claims, except those relating to any failure to engage in effects bargaining, arising out of Seller=s failure to require Buyer to assume, or cause to be assumed, pursuant to Section 4(c) of the Agreement, any collective bargaining agreement set forth below. This indemnification is subject to the provisions of Subsection (c), (d) and (e) of Section 17 of the Agreement. The following collective bargaining agreements are the agreements to which the foregoing indemnity applies:

(1)      Freehold Racing Association and Sports Arena Employees= Union,
Local 137;
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(2)      Freehold Racing Association (by the Building Contractors Association
of New Jersey) and Monmouth County Carpenters= Local No. 2250;

(3)      Garden State Park and Carpenters District Council of South Jersey;

(4) Garden State Park and International Laborers= Association of North America Local Union No. 222;

(5) Garden State Park and International Brotherhood of Electrical Workers Local Union No. 351;

(6) Garden State Park and Brotherhood of Painters and Allied Trades of America, Camden Local Union No. 1171;

(7) Garden State Park and United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry, Local Union No. 322;

(8)      Garden State Park and Construction and General Laborers= Union
Local 172.

(9) Freehold Racing Association and International Union of Operating Engineers Locals 68, 68A and 68B.

(3) WARN Compliance. ITB and Sellers represent and warrant that the aggregate number of employees permanently laid-off or terminated, whether for reasons related to the transaction or otherwise, in the ninety (90) days immediately preceding Closing (including employees who earlier had been temporarily laid off but whose period of layoff reached, within such ninety (90) day period, six months in length without such employee having been recalled) is 54. ITB and Sellers further represent and warrant that the aggregate number of employees temporarily laid-off, whether for reasons related to the transaction or otherwise, in the ninety (90) days immediately preceding Closing is 44. A schedule listing such employees and the dates of and reasons for the separation of each is attached hereto as Exhibit AJ@. In reliance on these representations, Buyer waives Sellers= compliance with WARN prior to Closing. Buyer represents and warrants that it intends to hire, within thirty (30) days of Closing, individuals employed by Sellers at Garden State Park and Freehold Raceway sufficient in number to avoid, as a result of Closing, a Aplant closing@ or Amass layoff@ under WARN. Buyer agrees to indemnify, hold harmless and defend Sellers and ITB from and against any loss incurred or suffered by any Seller or ITB, directly or indirectly, by reason of any and all obligations, duties, liabilities and claims under WARN as a consequence of Buyer=s failure to hire individuals employed by Sellers at Garden State Park and Freehold Raceway sufficient in number to avoid, as a result of Closing, a Aplant closing@ or Amass layoff@ under WARN.

17. Closing Date. The Closing Date set forth in Sections 9 and 22(e) of the Agreement is hereby amended to Thursday, January 28, 1999.
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18.  Release  of  Claims.   Effective  upon  the  Closing  of  the  transaction,
automatically and without the necessity of further action by Buyer, Buyer shall be deemed to have waived any claims it has alleged against ITB and Sellers for conduct between the date of the Agreement and the Closing, as relates to fair dealing, cooperation, and prompt and diligent pursuit in obtaining approvals required for the consummation of the transaction.

19. Chiller Lease. GECC has failed to confirm in writing that Buyer=s sole obligation to GECC is to make scheduled monthly payments and routine maintenance of the Chiller Lease during the term of the Lease of GSP. In the event GECC accelerates the obligation of GSRT or takes any other collection actions under the GECC Chiller Lease, except due to Buyer=s failure to make scheduled monthly payments or perform routine maintenance, GSRT shall be responsible for all payments or obligations under the GECC Chiller Lease, except scheduled monthly payments.

20. Agent for Contingent Notes. In accordance with Subsection 6(a)(vii), the Contingent Promissory Notes and related Mortgage are to be payable to an agent for the benefit of ITB and the Sellers. ITB and Sellers need additional time to arrange for such an agent. Buyer is not waiving this requirement by closing without an agent in place. Accordingly, ITB and Sellers agree that any payments required to be made under the Contingent Promissory Notes prior to an agent, as described in Subsection 6(a)(vii) being in place and the Contingent Promissory Notes have been assigned to such agent, shall be made to Buyer=s counsel, Fox, Rothschild, O=Brien & Frankel, LLP, to be held in escrow until an agent is in place, and then shall be paid to ITB, or as ITB shall direct. Furthermore, the Mortgage delivered at Closing shall be held by Buyer=s counsel and released for recording only after such agent is in place and can be identified on such Mortgage.

21. Time of the Essence. Time is of the essence in connection with the obligations of the parties under the Asset Purchase Agreement, as amended.

22. Ratification. In all other respects, the Asset Purchase Agreement is hereby ratified and affirmed; and the rights and obligations of the parties thereunder preserved. By the execution of this First Amendment, no party is waiving any rights or claims under the Agreement.
                                                        13


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         IN  WITNESS  WHEREOF,  the  parties  hereto  have  executed  this First
Amendment to Asset Purchase Agreement on the date first above written.

                           GREENWOOD NEW JERSEY, INC.


                          By: /s/ Harold G. Handel_____
                             Harold G. Handel, President


                          INTERNATIONAL THOROUGHBRED BREEDERS, INC.


                          By: /s/ Nunzio DeSantis______


                          GARDEN STATE RACE TRACK, INC.


                          By: /s/ Nunzio DeSantis______


                          FREEHOLD RACING ASSOCIATION


                          By: /s/ Nunzio DeSantis______


                          ATLANTIC CITY HARNESS, INC.


                          By: /s/ Nunzio DeSantis______


                          CIRCA 1850, INC.


                          By:/s/ Nunzio DeSantis______


                          PENN NATIONAL GAMING, INC.,


                          By: /s/ William J. Bork________
                             William J. Bork, President

                                    14


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                               LIST OF EXHIBITS TO

                               FIRST AMENDMENT TO

                            ASSET PURCHASE AGREEMENT




1.       $22 Million Deferred Purchase Price Promissory Note*

2.       $1 Million Deferred Purchase Price Promissory Note

3.       Mortgage and Security Agreement related to Deferred Purchase Price
Notes*

4.       Escrow Agreement

         E-1.     10 Acre Parcel

         E-2.     Easement relating to the 10 Acre Parcel

         F.       Penn Contingent Guaranty

         G.       Raceway Leases

         H.       Allocation of Purchase Price

         I.       Environmental Matters

         J.       Employees Laid-Off or Terminated Since April 1, 1998



*Exhibits A and C are omitted. The form of these documents will be negotiated among ITB, Sellers, Buyer and CSFB.




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